EXECUTION COPY


                    AMENDED AND RESTATED
                   STOCKHOLDERS' AGREEMENT


     THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (this "AGREEMENT") is madeasof this 6th day of July, 1997, by and among SOUNDVIEW TECHNOLOGIES INCORPORATED, a Delaware corporation (the "COMPANY"), H. Lee Browne ("BROWNE"), a natural person, David H. Schmidt ("SCHMIDT"), a natural person, and ACACIA RESEARCH CORPORATION, a California corporation ("ACACIA").


                        BACKGROUND


          The Company was formed in March 1996 for the purpose, among other things, of owning, developing and exploiting United
States patent number 4,554,584 and all related technology (the
"PATENT").

          The Company was initially capitalized by issuing 7,500,000 shares of Common Stock, par value $0.001 per share (the "COMMON STOCK"), in 1996 and the parties hereto entered into a Stockholders' Agreement relating to election of directors and various other matters. As of the date hereof, Acacia is purchasing shares from Browne and Schmidt and consequently Acacia owns approximately 51% of the total number of issued and outstanding shares of Common Stock on a fully diluted basis, and Browne and Schmidt each own approximately 9.5% of the total number of issued and outstanding shares of Common Stock on a fully diluted basis. Carl M. Elam and Dale A. Leavy (the "INVENTORS") each owns 525,000 shares of Common Stock representing in the aggregate 14% of the total number of issued and outstanding shares of Common Stock on a fully diluted basis. The remaining shares are owned by other investors.

          The Company, Acacia, Browne and Schmidt desire to enter into this Agreement to set forth certain rights and obligations in respect of the Common Stock and the Company.

     In consideration of the foregoing and the agreements set forth below, the parties agree with each other, as follows:

          BOARD OF DIRECTORS.

          1.1 DESIGNATED BOARD. As of the date hereof, the only members of the Board of Directors are H. Lee Browne, David H. Schmidt, Paul R. Ryan and CarlM. Elam. Acacia, Browne and Schmidt desire to expand the size of the Board to five (5) directors and will take all necessary action to adjust the size of the Board. At each meeting of the stockholders for the election of directors or any solicitation of written consents for such purpose or in filling any vacancies on the Board, Acacia, Browne and Schmidt shall vote all shares of the Company's Common Stock and any other shares of equity securities of the Company now owned or hereafter acquired or controlled by them (collectively, the "STOCK"), and otherwise use their best efforts as stockholders and directors of the Company, to elect the Designated Board (as defined below) which shall constitute the entire Board of Directors. The "DESIGNATED BOARD" shall consist of (i) three members designated by Acacia, (ii) one member designated by Browne and (iii) one member designated by Schmidt; provided, however, that in the event that (and for so long as) Acacia holds less than 50% of the Common Stock as a result of events arising out of Acacia's failure to timely pay principal of and interest on two Notes, each dated the date hereof, each made by Acacia in the principal amount of $450,000, one in favor of Browne and the other in favor of Schmidt, respectively, the "DESIGNATED BOARD" shall consist of (i) two members designated by Acacia, (ii) one member designated by Browne, (iii) one member designated by Schmidt, and (iv) one member elected by the Company's shareholders voting independently. In the event of any vacancy on the Board of Directors, Acacia, Browne and Schmidt covenant and agree that each shall vote all of their Stock in accordance with the procedure described above in order to fill such vacancy. The Company, Acacia, Browne and Schmidt hereby agree that the size of the Board of Directors shall not be increased or decreased without the prior written consent of each of Browne, Schmidt and Acacia.

          1.2 BOARD APPROVAL OF CERTAIN ACTIONS. Each of the Company, Acacia, Browne and Schmidt hereby agrees that each of the following actions shall require (i) that a majority of the Company's Board of Directors approve the action, (ii) that such majority shall at a minimum include either the Browne designee or the Schmidt designee to the Company's Board of Directors, and
(iii) that each director, in casting his or her vote on such action, shall consider whether such action would be fair and reasonable to the Company and shall consider the best interests of the Company's shareholders as a whole.

          (i) Any sale, pledge, assignment (by operation of law or otherwise) or other disposition of the Patent; provided that the Company may, without such approval, grant non-exclusive licenses for the use of the Patent to third parties on terms and conditions that are fair to the Company.

          (ii) Any transaction of merger or consolidation, or liquidation, winding-up or dissolution of the Company, or conveyance, sale, lease or sub-lease (as lessor or sub-lessor), transfer or other disposition of, in one transaction or a series of transactions, all or substantially all of the Company's business, property or assets, whether now owned or hereafter acquired.

          (iii) Any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any officer, director or holder of 5% or more of any class of equity securities of the Company or with any affiliate of the Company or of any such officer, director or holder; provided that the Company may, without the unanimous approval of the Board of Directors, pay reasonable and customary fees to non-employee members of the Board of Directors.

          (iv) Any issuance of additional shares of Common Stock or other equity of the Company (including, without limitation, preferred stock, options, warrants, convertible debentures, and similar instruments).

          (v) Any amendment, repeal or alteration in any way of any provision of the Certificate of Incorporation or Bylaws of the Company.


          TRANSFER OF SHARES.

          2.1 PERMITTED TRANSFERS. (a) Acacia, Browne and Schmidt may sell or otherwise transfer Stock, in accordance with the terms and conditions of this Agreement, in a transaction that is a bona fide sale for value in which the transferor and any affiliate parts with their economic and voting interests in such Stock (each, a "Bona Fide Transaction"). Stock sold in a Bona Fide Transaction will not be subject to this Agreement so long as the sale is otherwise permitted under this Agreement.

          (b) No party hereto may sell or otherwise transfer Stock in a transaction that is not a Bona Fide Transaction unless the transferee in such transaction agrees in writing to be bound by the terms of this Agreement as if such transferee were the transferor.

          2.2 INVALID TRANSFERS. Any sale, assignment or other transfer of Common Stock by Acacia, Browne or Schmidt contrary to the provisions of this Section2 shall be null and void, and the purchaser shall not be recognized by the Company as the holder or owner of the shares of Common Stock sold, assigned or transferred for any purposes (including, without limitation, voting or dividend rights), unless and until the transferring party has satisfied the requirements of this Section2 with respect to such sale, assignment or other transfer. The transferring party shall provide the Company with written evidence that the requirements of this Section2 have been or will be met or waived by the Company and the non-transferring party prior to consummating any sale, assignment or other transfer of shares of Common Stock, and no shares of Common Stock shall be transferred on the books of the Company until such written evidence has been received by the Company.

          MISCELLANEOUS.

          3.1 TERMINATION. This Agreement shall terminate on the earlier of (i) the date immediately prior to the closing of a "Qualified Public Offering" or (ii) the date on which this Agreement is terminated in writing by the parties hereto. As used in this Section 3.1, "Qualified Public Offering" means and includes the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

          3.2 LEGEND. Each certificate representing shares of Common Stock owned by Acacia, Browne and Schmidt shall state thereon:

          "THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED
          BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED JULY 6, 1997, AMONG SOUNDVIEW TECHNOLOGIES INCORPORATED AND CERTAIN STOCKHOLDERS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF SOUNDVIEW TECHNOLOGIES INCORPORATED."


          3.3 NOTICES. All notices or other communications required or permitted to be delivered hereunder shall be in writing signed by the party giving the notice to the other parties hereto at their respective addresses set forth on the signature page to this Agreement. The Company, Acacia, Browne and Schmidt may at any time change the address to which notice to it shall be mailed by giving notice of such change to the other parties, and such notice shall be deemed given when received by the other parties hereto.

          3.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the matters contemplated herein. This Agreement supersedes any and all prior understandings between the parties as to the subject matter of this Agreement.

          3.5 AMENDMENTS, WAIVERS AND CONSENTS. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made only by a writing signed by each of the Company, Acacia and Browne and Schmidt, and compliance with any covenant or provision herein set forth may be omitted or waived only by a writing signed by the party waiving party.

          3.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors of the respective parties.

          3.7 GENERAL. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement the singular includes the plural, the plural the singular, the masculine gender includes the neuter, masculine and feminine genders. This Agreement shall be governed by and construed under the laws of the State of Delaware.

          3.8 SEVERABILITY. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

          3.9 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

          3.10 ATTORNEYS' FEES. In the event of any controversy, claim or dispute among the parties hereto arising out of or relating to this Agreement, or breach hereof, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees, expenses and costs.

          3.11 VOTING OF SHARES. Each of Acacia, Browne and Schmidt shall vote or cause to be voted the respective shares of Common Stock of the Company held of record or owned beneficially by it in such manner as will carry out the intents and purposes of, and cause the effectuation and implementation of all of the covenants and agreements contained in, this Agreement.

          3.12 THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective permitted transferees, successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision hereof give any third person any right of subrogation or action over or against any party to this Agreement.

     [THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY
BLANK.]



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          IN WITNESS WHEREOF, the parties have caused this
Agreement to be duly executed as of the date first above written.


                           SOUNDVIEW TECHNOLOGIES INCORPORATED



                           By:  /s/ H. LEE BROWNE
                           Name:  H. Lee Browne
                           Title: President

                           Address: Two Soundview Drive
                                    Greenwich, Connecticut 06830



                           "BROWNE"


                            /s/ H. LEE BROWNE
                           H. Lee Browne

                           Address: Two Soundview Drive
                                    Greenwich, Connecticut 06830


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                              "SCHMIDT"



                            /s/ DAVID H. SCHMIDT
                           David H. Schmidt

                           Address: Two Soundview Drive
                                    Greenwich, Connecticut 06830




                           ACACIA RESEARCH CORPORATION



                           By:    /s/ KATHRYN KING-VAN WIE
                           Name:  Kathryn King-Van Wie
                           Title: Chief Operating Officer

                           Address: 12 South Raymond Avenue,
                                    Suite B
                                    Pasadena, California 91105


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